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                                                                   Exhibit 10.22

                         EXECUTIVE EMPLOYMENT AGREEMENT

            THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), dated ______________________, is by and between _____________________ ("Employee") and
RoomSystems, Inc. ("Employer").

                                R E C I T A L S:

      WHEREAS, Employer's board of directors (the "Board") desires to employ Employee in an executive capacity and the Employee desires to be so employed in such capacity;

      NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                      Term

      1.1 Employment. Employer employs Employee and Employee accepts employment under the terms and conditions of this Agreement.

      1.2 Term. The term of this Agreement shall be for ____________ (____) months with an open option thereon as set forth herein and shall be effective as of ______________________, and shall terminate on ____________________, unless extended by mutual agreement of the parties. Upon mutual agreement of the parties, this Agreement may be extended for an additional period upon written notice given to Employee not less than three (3) months prior to the termination of this Agreement.

            A. Option Term. Upon mutual agreement of the parties, and upon the condition that there is no breach of any condition or term of this Agreement at the time of exercise, this Agreement may be extended for an additional twelve
(12) months on the same terms and conditions of this Agreement, unless modified or amended upon the written consent of Employer and Employee.

                                   ARTICLE II

                                  Compensation

      2.1 Compensation. For all services rendered by Employee, Employer shall pay Employee the salary commencing on ___________________, of $____________ per year. Salary payments shall be subject to withholding and other applicable taxes.

            A. Salary Adjustment. Employer and Employee recognize that certain "Events" (as defined in the following paragraph) may occur which will give rise to a salary increase. Upon the occurrence of any one of the Events listed in the following paragraph, Employee's salary shall be increased to $______________ per year during the term of this Agreement. Such increase shall be automatic upon the happening of any one of the Events listed below.


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            B. Definition of "Events." For purposes of this Agreement and particularly, the salary increases described in the foregoing paragraph, any one of the following shall be considered an "Event":

            i. Merger. A merger with a third party entity, whereby at least fifty-one percent (51%) of Employer's outstanding common stock is merged with such entity.

            ii. Sale/Acquisition. A sale or acquisition of at least fifty-one percent of Employer's outstanding common stock or the sale of all or substantially all of Employer's assets to a third party entity.

            iii. Capital. Employer's raising at least $4 million through the sale of equity securities by September 30, 1999, unless otherwise extended by the parties hereto.

            iv. Debt Facility. A debt facility is put in place offering Employer a debt facility of at least $6 million.

            C. Second Salary Adjustment. Upon Employer's successful funding of an IPO or a similar transaction, Employee's base compensation shall automatically increase to $________________.

      2.2 Earned Monetary Bonuses. Employee shall be entitled to an annual bonus as determined by the Company's compensation committee (to be formed). Employee's performance shall be reviewed annually to determine the payment of bonuses.

      2.3 Automobile Allowance. Employee shall be entitled to an automobile allowance of $_______ per month, payable in equal payments. Employer shall pay Employee's automobile insurance and reasonable maintenance.

      2.4 Stock Option Consideration. Employee, as partial consideration for his services, shall be entitled to receive Stock Options as determined by the Company's Stock Option Committee (to be formed). Such determination shall be made on an annual basis.

      2.5 Employee Benefits. In addition to the foregoing, Employee shall be entitled to the following:

            A. Health Insurance. Employer shall provide and pay for health, dental and life insurance for Employee and his family with an insurance carrier of Employer's choice. The benefits offered under this paragraph shall include a standard executive employee health and life insurance program.

            B. Expenses. Employee may incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel and similar items. Employer will reimburse Employee for all such reasonable expenses upon Employee's presentation of an itemized account of such expenditures. Employer shall provide Employee with a Diner's Club, American Express or other credit card for his use in promoting and representing Employer, dependent upon Employee's credit worthiness.

            C. Vacations. Employee shall be entitled each year to "Flexible Time Off" ("FTO") commensurate with a "Grade I" employee, as described in Employer's Employee Handbook.


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                                   ARTICLE III

                               Duties of Employee

      3.1 Duties. Employee is engaged as ______________________________; and
shall have authority over such decision-making and managerial duties regarding the business of Employer; and shall supervise and direct all of the business of Employer according to business plans and strategies provided by Employer, reporting only to the Board. The precise services of Employee may be extended or curtailed by mutual agreement of Employer and Employee from time to time.

      3.2 Extent of Services. Employee shall devote so much of his productive time, ability and attention to the business of the Company as is necessary to fulfill his duties; and shall perform all such duties in a professional, ethical and businesslike manner. Employee will not, either during the term of this Agreement and for a period of twelve (12) months thereafter, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other business capacity, which is competitive with the business of the Company, without the express written consent of the Company. Furthermore, the Board may require that Employee account for his time spent performing his duties hereunder at any time. Upon such notice, Employee shall account for his time and deliver such accounting to the Board until further notified. Based upon such records, the Board, in its sole discretion, may adjust Employee's FTO and/or salary during such period accordingly.

      3.3 Engaging in Other Employment. Employee hereby agrees to undertake the responsibilities for and devote his productive time, abilities, and attention to the business of Employer during the term of this Agreement.

      3.4 Regulations. Employee agrees to comply with all federal, state and local laws, ordinances, and regulations in the conduct of his business on behalf of Employer.

      3.5 Accountability. Employee shall be directly responsible to the Board .


                                   ARTICLE IV

                               Duties of Employer

      4.1 Payment of Compensation and Provision of Benefits. During the terms hereof, Employer agrees to pay all compensation, benefits, allowances and FTO due to Employee as set forth herein.

      4.2 Working Facilities. Employer shall provide offices, stenographic help and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

                                    ARTICLE V

                       Disability; Death During Employment

      5.1 Disability. If Employee is unable to perform his services by reason of illness or incapacity for a period of more than one (1) month, the compensation thereafter payable to him during the continued period of such illness or incapacity for a period not to exceed


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twelve (12) shall be sixty percent (60%) of Employee's then current salary.
Employee's full compensation shall be reinstated upon his recovery. Notwithstanding anything to the contrary, Employer may terminate this Agreement at any time after Employee shall be absent from his employment, for whatever cause, for a continuous period of more than twelve months (12), and the obligations of Employer shall thereupon terminate. If it is determined, pursuant to the terms of this Agreement, that Employee is disabled or incapacitated and cannot discharge the duties and responsibilities contemplated hereunder, Employer shall have the right to hire an employee to replace him in whatever position he may have at that time.

            A. Disability Insurance. In lieu of the foregoing, Employer may obtain disability insurance for Employee. Should this occur, paragraph 5.1 shall be null and void and the terms of said disability insurance shall govern, so long as the terms in such policy are equal to or greater than the terms outlined in Section 5.1.

               5.2 Death During Employment. If Employee dies during the term of employment, Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which death occurs. In addition, Employer shall pay a sum equal to two (2) year's compensation payable in three equal monthly installments after the death of Employee to the spouse of Employee or if he is not survived by his spouse, then to Employee's heirs in equal shares, or if there are no such surviving heirs, to the estate of Employee.

                                   ARTICLE VI
           Confidential Information; Trade Secrets; Proprietary Rights

      6.1 Confidentiality. Employee hereby acknowledges that he has received information regarding the business of Employer, including but not limited to customer lists, product information, business strategy, employee agreements, which information is confidential information (the "Confidential Information"). The parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Employer's business and agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of three (3) years subsequent to the termination of this Agreement or termination of Employee as an employee of Employer, whether such termination is with or without cause.

      6.2 Products. All products relating to Employer's business, designed, improved or enhanced by Employee, will be the sole property of Employer and Employee will not be allowed to possess or use them unless Employer agrees in writing thereto. Whenever requested to do so by Employer, Employee will execute any and all applications, assignments or other instruments that Employer deems necessary to protect Employer's interests therein. Employee's obligations hereunder shall survive the termination of Employee's employment with respect to inventions, discoveries and improvements conceived or made by Employee during the term of Employee's employment described in this Agreement.

                                   ARTICLE VII
                                 Non-Competition

      7.1 Non-Competition. During Employee's term of employment set forth in this Agreement, and for a period of one (1) year thereafter, Employee will not directly or


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indirectly be an owner, partner, director, manager, officer or employee or otherwise render services or be associated with any business that competes with Employer.

                                  ARTICLE VIII

                           Termination / Note Purchase

      8.1 Termination With Cause. With cause, Employer may terminate this Agreement upon thirty (30) days' notice to Employee. In such event, Employee shall continue to render his services and shall be paid his regular compensation up to the date of termination. Severance allowance shall be equal to six (6) month's salary of Employee. For purposes of this Agreement, termination "with cause" shall be for any of the following:

            A.    Any breach of any material obligations owed to Employer;

            B. Failure to follow the directive of the Company's board of directors; or

            C.    Conviction of a felony or any act involving moral turpitude.

      8.2 Termination Without Cause. Employer may terminate Employee without cause upon thirty (30) days written notice. Upon termination without cause by employer, Employee shall be entitled to cash compensation equal to the greater of the following: (A) the then existing base salary of Employee, as defined in
Article 2.1, for the remainder of the term of this Agreement; or (B) the then existing base salary of Employee, as defined in Article 2.1, for a period of one
(1) year from the date of termination without cause. In the event of termination without cause, all cash compensation, as referred to above, shall be paid to Employee on a bi-monthly basis.

      8.3   Reserved.

      8.4 Termination Upon Sale of Business. Notwithstanding anything to the contrary, Employer may terminate this Agreement upon thirty (30) days' written notice upon the happening of any of the following events which any one event will be treated as a termination without cause for purposes of severance allowance pursuant to this Agreement.

            A. The sale by Employer of substantially all of its assets to a single purchaser or a group of associated purchasers;

            B. The sale, exchange or other disposition, in one transaction, of at least fifty percent (50%) of the outstanding common shares of the Employer;

            C. A decision by Employer to terminate its business and liquidate its assets; or the merger or consolidation of Employer in a transaction in which the shareholders of Employer receive at least fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

                  D. Notwithstanding the foregoing, should Employer agree to sell all or substantially all of its assets, Employer shall purchase Employee's Shares for an amount of the greater of the Stock Purchase Price or the same price sold by other of Employer's shareholders.

                                   ARTICLE IX


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                               General Provisions

      9.1. Waiver of Breach. The waiver by Employer of breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

      9.2 Assignment. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

      9.3 Modification. This Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

      9.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada.

      9.5 Integration Clause. This instrument contains the entire agreement between the parties hereto and supersedes any and all prior written and/or oral agreements. This Agreement may be altered or modified only in writing signed by the parties hereto.

      9.6 Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to the parties at each party's last known address.

      9.7 Attorneys' Fees. Should any party seek the enforcement of any term of this Agreement, the prevailing party thereunder shall be entitled to attorneys' fees and costs for the enforcement of such term or provision.

      9.8 Arbitration. In the event of any dispute arising under this Agreement, including any dispute regarding the nature, scope or quality of services provided by either party hereto, its is hereby agreed that such dispute shall be resolved by binding arbitration to be conducted by the American Arbitration, to be arbitrated in accordance with its rules and regulations and procedures in Las Vegas, Nevada. In the event of any such arbitration, pending resolution of the arbitration and the award of costs by the arbitrator, each party hereto shall advance one-half of the amounts, if any, requested by the arbitrator and/or the sponsoring organization.


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            IN WITNESS WHEREOF, the parties executed this Agreement as of the date first written above.

EMPLOYEE



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EMPLOYER

By: _____________________________
Its:______________________________





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